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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
               __________________________________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                         Date of Report
      (Date of earliest event reported) - FEBRUARY 27, 1995


                     VALLEY NATIONAL BANCORP
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

            0-11179                       22-2477875
  (Commission File Number)   (IRS Employer Identification No.)

           1445 VALLEY ROAD, WAYNE, NEW JERSEY  07470
            (Address of Principal Executive Offices)

                         (201) 305-8800
                 (Registrant's Telephone Number)

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Item 5 - Other Events

1. On February 27, 1995, Valley National Bancorp ("Valley") entered into a definitive merger agreement with Lakeland First Financial Group, Inc. ("Lakeland"), by which Valley will acquire Lakeland, the holding company for Lakeland Savings Bank, a $661 million, 16-branch bank headquartered in Succasunna, New Jersey. The parties had signed a letter of intent on January 26, 1995.

     As previously announced, Lakeland will be merged into Valley. The acquisition of Lakeland is designed as a tax-free merger in which each of the 3,901,770 outstanding shares of Lakeland's common stock, $0.10 per share will be exchanged for
     1.225 shares of Valley's common stock, no par value ("Valley Common Stock"). In connection with the execution of the letter of intent, Lakeland also granted Valley an option to acquire 1,250,000 shares of Lakeland's authorized but unissued common stock.

     The acquisition of Lakeland is conditioned upon necessary bank regulatory approvals, the approval of Lakeland's shareholders and other customary conditions. The parties anticipate that the merger will be consummated in the third quarter of this year.

2. On February 28, 1995, Valley completed the previously announced merger with American Union Bank ("American Union"), a $55 million, two-office bank headquartered in Union, New Jersey. As a result of the merger, American Union shareholders received .50 shares of Valley Common Stock for each share of American Union's common stock. American Union has 549,970 outstanding shares of common stock.

Item 7.  Exhibits

     99.1      Press Release, dated February 27, 1995

     99.2      Press Release, dated February 28, 1995

     99.3      Agreement and Plan of Merger dated as of February
               27, 1995 among Valley, Lakeland, Valley National
               Bank and Lakeland Savings Bank

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   VALLEY NATIONAL BANCORP

Dated: March 1, 1995               By: /s/ GERALD H. LIPKIN
                                       -------------------------
                                       Gerald H. Lipkin
                                       Chairman and Chief Executive
                                       Officer

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                        INDEX TO EXHIBITS

99.1      Press Release, dated February 27, 1995

99.2      Press Release, dated February 28, 1995

99.3      Agreement and Plan of Merger dated as of February 27,
          1995 among Valley, Lakeland, Valley National Bank and
          Lakeland Savings Bank